Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Media:	Investor Relations:
Pattie Overstreet-Miller	Karen King
847/851-7351	847/585-3899
www.careered.com	www.careered.com

Lynne Baker

847/851-7006

www.careered.com

AMERICAN INTERCONTINENTAL UNIVERSITY REMAINS ACCREDITED UNDER
CONTINUED PROBATION

SACS Special Committee recognizes university’s progress

Hoffman Estates, Ill — December 12, 2006 — Career Education Corporation (NASDAQ: CECO) today reported that the Commission on Colleges of the Southern Association of Colleges and Schools (SACS) has extended the probationary status of American InterContinental University (AIU) for a one-year period.  The Special Committee of the Commission on Colleges of SACS acknowledged the progress AIU has made in instituting positive change, but indicated a need for continuous practice to demonstrate the sustainability of those changes.  As previously reported, SACS had placed AIU on a one-year probation beginning in December 2005. AIU remains accredited during this probationary period.

 “We are pleased with the recognition of the important steps we have taken in the past twelve months and our commitment to clear and continuous improvement,” said Dr. George Miller, AIU’s chief executive officer.  “We look forward to working with SACS over the coming year to address any remaining issues, and we appreciate their continuing guidance and counsel.  During the probationary period and beyond, our students will continue to receive the services to which they have been accustomed, including financial aid, career services and other student support.  Our intent is to stay the course, ensuring that the steps we have taken and the changes we have instituted are permanent, student-focused, and effective for the long-term.”

Among the many improvements implemented by AIU over the past year are the following:

•                  Expanding the breadth and depth of leadership in the university’s central administration

•                  Improving admissions policies and procedures to better align with the university’s mission and integrity statements

•                  Transforming the university’s admissions culture to better focus on service to prospective students

•                  Strengthening university decision-making structures to provide for democratic processes and assure faculty involvement

•                  Engaging a more proactive governing board, which established guiding integrity standards for the institution and a zero tolerance policy for non-compliance

“The leadership, faculty and staff at AIU have worked extremely hard to address SACS’s concerns,” said Bob Dowdell, Career Education Corporation’s interim president and chief executive officer,  “AIU will continue to provide educational programs that are accessible, effective, prepare thousands of individuals for rewarding futures and always put student learning first.”

AIU is expected to receive official notification and further detail from SACS in January regarding yesterday’s action.

Conference Call Information

Career Education Corporation will host a conference call today, December 12, 2006 at 4:30 PM (Eastern Time).  Interested parties can access the live webcast of the conference call at www.careered.com. Participants can also listen to the conference call by dialing 617-847-8706 (international) or 800-237-9752 (domestic) and citing code 52205138.  Please log-in or dial-in at least 10 minutes prior to the start time to ensure a connection.  An archived version of the webcast will be accessible for seven days at www.careered.com. A replay of the call will also be available for seven days by calling 617-801-6888 (international) or 888-286-8010 (domestic) and citing code 35825528.

About Career Education Corporation

The colleges, schools and universities that are part of the Career Education Corporation (CEC) family offer high quality education to approximately 100,000 students across the world in a variety of career-oriented disciplines.  The 80-plus campuses that serve these students are located throughout the U. S. and Canada, France, and the United Kingdom, and offer doctoral, master’s, bachelor’s, and associate degrees and diploma and certificate programs. Many students attend the fully online educational platforms offered by American InterContinental University Online and Colorado Technical University Online.

Career Education is an industry leader whose gold-standard brands are recognized globally.  Those brands include, among others, Le Cordon Bleu Schools North America; Harrington College of Design; Brooks Institute of Photography; the Katharine Gibbs Schools; American InterContinental University; Colorado Technical University and Sanford-Brown Institutes and Colleges.  The mission of CEC, through its schools, its educators, and its employees is education—their primary goal, to enable students to graduate successfully and pursue rewarding careers.

For more information see www.careered.com.   The company's website also has a detailed listing of individual campus locations and web links for its colleges, schools and universities.

Except for the historical and present factual information contained herein, the matters set forth in this release, including statements identified by words such as "anticipate," “believe,” “plan,” "expect," “intend,” "project," "will," and similar expressions, are forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on information currently available to us and are subject to various risks, uncertainties, and other factors that could cause our actual growth, results of operations, performance and business prospects, and opportunities to differ materially from those expressed in, or implied by, these statements. Except as expressly required by federal securities laws, we undertake no obligation to update such factors or to publicly announce the results of any of the forward-looking statements contained herein to reflect future events, developments, or changed circumstances or for any other reason.  These risks and uncertainties, the outcome of which could materially and adversely affect our financial condition and operations, include, but are not limited to, the following: future financial and operational results, including the impact of the impairment of goodwill and other intangible assets; risks related to our ability to comply with accrediting agency requirements or obtain accrediting agency approvals, including the adverse impact of negative publicity concerning the continued probation status of American InterContinental University and ongoing review by its accrediting body; risks related to our ability to comply with, and the impact of changes in, legislation and regulations that affect our ability to participate in student financial aid programs; costs, risks, and effects of legal and administrative proceedings and investigations and governmental regulations, including the pending Securities and Exchange Commission and Justice Department investigations and class action, derivative, and other lawsuits; risks related to our ability to manage and continue growth; risks related to the sale of any campuses; risks related to competition, general economic conditions, and other risk factors relating to our industry and business and the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2005, and from time to time in our other reports filed with the Securities and Exchange Commission.

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